Exhibit 5

THIS WARRANT HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), OR ANY U.S. STATE OR OTHER JURISDICTION’S SECURITIES LAWS. THIS WARRANT, AND THE SECURITIES ISSUABLE PURSUANT THERETO, MAY NOT BE SOLD, OFFERED FOR SALE OR PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT UNDER THE ACT WITH RESPECT TO THIS WARRANT OR THE SECURITIES ISSUABLE PURSUANT THERETO OR AN OPINION OF COUNSEL (REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT OR ON THE TEL-AVIV STOCK EXCHANGE IN COMPLIANCE WITH REGULATION S UNDER THE ACT.

AMENDED AND RESTATED
WARRANT TO PURCHASE ORDINARY SHARES
(Reflecting First Amendment dated September 28, 2006,
Second Amendment dated October 13, 2009
and Third Amendment dated August 16, 2010)

Tower Semiconductor Ltd., an Israeli company (“the Company”), whose shares are currently traded on Nasdaq and the Tel-Aviv Stock Exchange (“TASE”) hereby grants to TARSHISH HAHZAKOT VEHASHKAOT HAPOALIM LTD. (“the Holder”), the right to purchase from the Company the number of Ordinary Shares of the Company, nominal value NIS. 1.00 (“the Ordinary Shares”) specified below, subject to the terms and conditions set forth below, effective as of the date upon which Bank Hapoalim B.M. and Bank Leumi Le–Israel B.M. (“the Banks”) shall have confirmed in writing fulfilment of all of the conditions precedent to the effectiveness of the Seventh Amendment, dated November 11, 2003, to the Facility Agreement dated January 18, 2001, as amended (“the Agreement”), entered into by and among the Company and the Banks (“the Seventh Amendment Closing Date” or “the Effective Date”).

1.	NUMBER OF ORDINARY SHARES AVAILALE FOR PURCHASE

This Warrant may be exercised to purchase 448,298 of the Company's Ordinary Shares, with each Ordinary Share having a value calculated as set forth in Section 2 below, subject to adjustment under Section 7 of this Warrant (“the Warrant Shares”).

2.	Exercise Price

The exercise price for each Warrant Share purchasable hereunder shall be, subject to adjustment under Section 7 of this Warrant, US $6.17 per share (“the Warrant Price”).

2A.	TERM

This Warrant may be exercised in whole during the period beginning from the Effective Date and ending on December 31, 2015 (“the Expiration Date”).

3.	EXERCISE OF WARRANT

This Warrant may be exercised in whole or in part, on one or more occasions during its term. The Warrant may be exercised by the surrender of the Warrant to the Company at its principal office together with the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder.

a.	Exercise for Cash

To exercise for cash, the Notice of Exercise must be accompanied by payment in full of the amount of the aggregate purchase price of the Warrant Shares being purchased upon such exercise in immediately available funds.

b.	Net Exercise

In lieu of the payment method set forth in Section 3(a) above, the Holder may elect to exchange the Warrant for a number of Warrant Shares equal to the increase in value of the Warrant Shares otherwise purchasable hereunder on the date of exchange.  If the Holder elects to exchange this Warrant as provided in this Section 3(b), the Holder shall tender to the Company the Warrant along with the Notice of Exercise and the Company shall issue to the Holder the number of Warrant Shares computed using the following formula:

Y (A–B) X = A

where:

X	=	the number of Warrant Shares to be issued to the Holder;

Y	=	the number of Warrant Shares purchasable under this Warrant (as adjusted to the date of such calculation, but excluding those shares already issued under this Warrant);

A	=	the Fair Market Value (as defined below) of one (1) Ordinary Share; and

B	=	Warrant Price (as adjusted to the date of such calculation).

“Fair Market Value” of an Ordinary Share shall mean:

(i)
if the Ordinary Shares are listed on a national securities exchange or are quoted on the Nasdaq National Market (NASDAQ/NMS), then the closing or last sale price, respectively, reported on the last trading day immediately preceding the exercise date, as reported by Nasdaq or the principal national securities exchange upon which the Ordinary Shares are listed or traded; provided that, if the Ordinary Shares are listed on Nasdaq and another national securities exchange, the applicable price shall be the price reported by Nasdaq;

(ii)
if the Ordinary Shares are not listed on a national securities exchange or quoted on NASDAQ/NMS, but are traded in the over-the-counter market, then the mean of the closing bid and asked prices as reported on the last trading day immediately preceding the exercise date;

(iii)	if the Ordinary Shares are not publicly traded, then as determined by the Company’s Board of Directors in good faith.

In the event of a net exercise, the entire Warrant must be surrendered and no new Warrant shall be issued.

c.	Issuance of Shares on Exercise

The Company agrees that the Warrant Shares so purchased shall be issued as soon as practicable thereafter, and that the Holder shall be deemed the record owner of such Warrant Shares as of and from the close of business on the date on which this Warrant shall be surrendered, together with payment in full as required above.  In the event of a partial exercise, the Company shall concurrently issue to the Holder a replacement Warrant on the same terms and conditions as this Warrant, but representing the number of Warrant Shares remaining after such partial exercise.

4.	FRACTIONAL INTEREST

No fractional shares will be issued in connection with any exercise hereunder, but in lieu of such fractional shares, the Company shall make a cash payment therefor upon the basis of the current market price of such shares then in effect as determined in good faith by the Company’s Board of Directors.

5.	WARRANT CONFERS NO RIGHTS OF SHAREHOLDER

Except as otherwise set forth in this Warrant, the Holder shall not have any rights as a shareholder of the Company with regard to the Warrant Shares prior to actual exercise resulting in the purchase of any Warrant Shares.

6.	INVESTMENT REPRESENTATION

This Warrant has not been registered under the Securities Act, or any other securities laws.  The Holder acknowledges by acceptance of the Warrant that (a) it has acquired this Warrant for investment and not with a view to distribution; (b) it has either a pre-existing personal or business relationship with the Company, or its executive officers, or by reason of its business or financial experience, it has the capacity to protect its own interests in connection with the transaction; and (c) it is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act.  The Warrant Shares have been registered under the Securities Act on Form F-3 Registration Statement No. 333-131315.  The Holder, by acceptance hereof, consents to the placement of legend(s) on all securities hereunder as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act.  The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

7.	ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES

The number and kind of securities purchasable initially upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

a.	Adjustment for Shares Splits and Combinations

If the Company at any time or from time to time effects a subdivision of the outstanding Ordinary Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time combines the outstanding Ordinary Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the combination shall be proportionately decreased.  Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

b.	Adjustment for Certain Dividends and Distributions

In the event the Company at any time, or from time to time, makes or fixes a record date for the determination of holders of Ordinary Shares entitled to receive a dividend or other distribution payable in additional shares of Ordinary Shares, then and in each such event, the number of Ordinary Shares issuable upon exercise of this Warrant shall be increased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the number of Ordinary Shares issuable upon exercise of this Warrant by a fraction: (i) the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution; and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed thereof, the number of Ordinary Shares issuable upon exercise of this Warrant shall be recomputed accordingly as of the close of business on such record date and thereafter the number of Ordinary Shares issuable upon exercise of this Warrant shall be adjusted pursuant to this Section 7(b) as of the time of the actual payment of such dividends or distribution.

c.	Adjustments for Other Dividends and Distributions

In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive a dividend or other distribution payable in securities of the Company other than Ordinary Shares, then in each such event provision shall be made so that the Holder shall receive upon exercise of this Warrant, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company that the Holder would have received had this Warrant been exercised for Ordinary Shares immediately prior to such event (or the record date for such event) and had the Holder thereafter, during the period from the date of such event to and including the date of exercise, retained such securities receivable by it as aforesaid during such period, subject to all other adjustments called for during such period under this Section and the Company’s Articles of Association with respect to the rights of the Holder.

d.	Adjustment for Reclassification, Exchange and Substitution

If the Ordinary Shares issuable upon the exercise of this Warrant are changed into the same or a different number of shares of any class or classes of shares, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or shares dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section), then and in any such event the Holder shall have the right thereafter to exercise this Warrant into the kind and amount of shares and other securities receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Ordinary Shares for which this Warrant might have been exercised immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein and under the Company’s Articles of Association.

e.	Reorganization, Mergers, Consolidations or Sales of Assets

If at any time or from time to time there is a capital reorganization of the Ordinary Shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares as provided for elsewhere in this subsection), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the number of shares or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale.  In any such case (except to the extent any cash or property is received in such transaction), appropriate adjustment shall be made in the application of the provisions of this subsection and the Company’s Articles of Association with respect to the rights of the Holder after the reorganization, merger, consolidation or sale to the end that the provisions of this subsection and the Company’s Articles of Association (including adjustment of the number of Ordinary Shares issuable upon exercise of this Warrant) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

f.	Other Transactions

In the event that the Company shall issue shares to its shareholders as a result of a split-off, spin-off or the like, then the Company shall only complete such issuance or other action if, as part thereof, allowance is made to protect the economic interest of the Holder either by increasing the number of Warrant Shares or by procuring that the Holder shall be entitled, on economically proportionate terms, to acquire additional shares of the spun-off or split-off entities.

g.	General Protection

The Company will not, by amendment of its Articles of Association or other charter document or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, or impair the economic interest of the Holder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to protect the rights and the economic interests of the Holder against impairment.

h.	Notice of Capital Changes

If at any time the Company shall offer for subscription pro rata to the holders of Ordinary Shares any additional shares of any class, other rights or any equity security of any kind, or there shall be any capital reorganization or reclassification of the capital shares of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to another company or there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company, or other transaction described in this Section 7, then, in any one or more of the said cases, the Company shall give the Holder written notice, by registered or certified mail, postage prepaid, of the date on which: (i) a record shall be taken for such subscription rights; or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up shall take place, as the case may be.  Such notice shall also specify the date as of which the holders of record of Ordinary Shares shall participate in such subscription rights, or shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, as the case may be.  Such written notice shall be given at least fourteen (14) days prior to the action in question and not less than fourteen (14) days prior to the record date in respect thereto.

i.	Adjustment of Warrant Price

Upon each adjustment in the number of Ordinary Shares purchasable hereunder, the Warrant Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Ordinary Shares purchasable hereunder shall be adjusted.

j.	Notice of Adjustments

Whenever the Warrant Price or the number of Ordinary Shares purchasable hereunder shall be adjusted pursuant to Section 7 hereof, the Company shall prepare a certificate signed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Ordinary Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first class mail, postage prepaid) to the Holder.

8.	TRANSFER OF THIS WARRANT OR SHARES
ISSUABLE ON EXERCISE HEREOF

a.
With respect to any offer, sale or other disposition of this Warrant, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with, if reasonably requested by the Company, a written opinion of such Holder's counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect); provided, however, that no legal opinion shall be required if the transfer will be effected on TASE and the Holder represents to the Company that the applicable conditions under Regulation S under the Securities Act have been satisfied or unless sold pursuant to Rule 144 of the Securities Act.  If the proposed transfer is intended to rely on a Regulation D exemption under the Securities Act, such opinion letter and all such transferees must warrant and represent that they are an “accredited” investor as that term is defined under Regulation D of the Securities Act.  Promptly, as practicable, upon receiving such written notice and opinion and warranties and representations, if so requested, the Company, as promptly as practicable, shall deliver to the Holder one or more replacement Warrant certificates on the same terms and conditions as this Warrant for delivery to the transferees.  Each Warrant thus transferred and each certificate representing the securities thus transferred shall bear legend(s) as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act.  The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.  Any provision of this Warrant to the contrary notwithstanding, the Holder may not offer, sell or otherwise dispose of this Warrant to any third party, other than: (i) to a wholly owned subsidiary of Bank Hapoalim B.M.; or (ii) to any other transferee approved by the Company in writing with such approval not to be unreasonably withheld.

b.
In the event that the Company or its shareholders receive an offer to transfer all or substantially all of the shares in the Company, or to effect a merger or acquisition or sale of all or substantially all of the assets of the Company, then the Company shall promptly inform the Holder in writing of such offer.

9.	REGISTRATION RIGHTS

The Company covenants and agrees to provide the Holder the registration rights provided in the registration rights agreement between the Company and Bank Hapoalim B.M., dated September 28, 2006, as amended and restated by the parties on September 25, 2008, as further amended on October 13, 2009, a copy of which is attached hereto as Appendix A, and as such agreement may be further amended from time to time (“the Registration Rights Agreement”).  Such registration rights may be assigned by the Holder pursuant to and in accordance with the terms of the Registration Rights Agreement but only to a transferee or assignee of this Warrant pursuant to and in accordance with Section 8 of this Warrant.

10.	REPRESENTATIONS, WARRANTIES AND COVENANTS

The Company represents, warrants and covenants to the Holder as follows:

a.	this Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms;

b.
the Warrant Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and not subject to any pre-emptive rights;

c.
the execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Certificate of Incorporation, Memorandum of Association or Articles of Association, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company and, except for consents that have already been obtained by the Company, do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any federal, state or local governmental authority or agency or other person; and

d.	that it shall, upon the request of the Holder, procure the approvals required in order to list the Warrant Shares for trading on TASE.

11.	EXPENSES

The Company will pay the Israeli Stamp Duty on the issuance of the Warrant Shares, and will notify the Israeli Companies Registrar of such issuance within the time period required by law.  The Stamp Duty on this Warrant, if any, will be paid in full by the Company.

12.	LOSS, THEFT, DESTRUCTION OR MUTILATION OF WARRANT

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant or Shares certificate, and in case of loss, theft or destruction, of indemnity, or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Warrant or Shares certificate, if mutilated, the Company will make and deliver a new Warrant or Shares certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or Shares certificate, provided that if this Warrant has been amended, at the request of the Holder, the Company shall issue an amended and restated Warrant certificate reflecting such amendment or amendments. In addition, but without derogating from the aforesaid, if this Warrant has been amended, the Holder shall have the right, at the option of the Holder, at any time and, if applicable, from time to time, to surrender this Warrant certificate and receive an amended and restated Warrant certificate reflecting any such amendment or amendments.

13.	NOTICES

Any notice or other communication hereunder shall be in writing and shall be deemed to have been given upon delivery, if personally delivered or (3) three business days after deposit if deposited in the mail for mailing by certified mail, postage prepaid, and addressed as follows:

If to the Holder:	Bank Hapoalim B.M. Corporate Division Migdal Levenstein 23 Menachem Begin Road Tel-Aviv Attention: Head of Special Credits Division Facsimile: (03) 567-4719
If to the Company:	Tower Semiconductor Ltd. P.O. Box 619 Ramat Gabriel Industrial Zone Migdal Haemek 23105 Israel Attention: Chief Financial Officer Facsimile: 04 604-7242
with a copy to:	Yigal Arnon & Co. 1 Azrieli Center Tel Aviv Israel Attention: David H. Schapiro, Adv. Facsimile: 03 608-7714

Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressees notice of such new address in conformance with this paragraph.

14.	APPLICABLE LAW; JURISDICTION

This Warrant shall be governed by and construed in accordance with the laws of the State of Israel as applicable to contracts between two residents of the State of Israel entered into and to be performed entirely within the State of Israel.  Any dispute arising under or in relation to this Warrant shall be resolved in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

Originally Dated:	December 11, 2003

Restated:	September 1, 2010 for TOWER SEMICONDUCTOR LTD.

By:	/s/	Oren Shirazi	By:	/s/	Yoram Glatt
Name:		Oren Shirazi	Name:		Yoram Glatt
Title:		V.P. & CFO	Title:		Treasurer

NOTICE OF EXERCISE

To:
[________________]

[1.
The undersigned hereby elects to purchase ______ (________) Ordinary Shares of  Tower Semiconductor Ltd., pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.

[OR

The undersigned hereby elects to exchange the attached Warrant for ______ (____________) [insert number of Warrant Shares] Ordinary Shares of Tower Semiconductor Ltd. on a Net Exercise basis, pursuant to clause 3.b of the attached Warrant and the other terms and conditions contained therein]

2.
In exercising this Warrant, the undersigned hereby confirms and acknowledges that the Ordinary Shares are being acquired solely for the account of the undersigned and not as a nominee for any other party, or for investment, and that the undersigned will not offer, sell or otherwise dispose of any such Ordinary Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

3.	Please issue a certificate representing said Ordinary Shares in the name of the undersigned.

4.
Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned [Note: this paragraph to be deleted if the Warrant is to be exercised on a Net Exercise basis].

(Date)	(Print Name)

(Signature)

Intentionally Omitted

(See Exhibit 3 and Exhibit 4
to this Statement on Schedule 13D)